Exhibit 10

January 6, 2022

RE: Employment Offer

Robin Zondervan
[Home Address Removed]

Dear Robin:

I am pleased to confirm your offer of employment for the position of Vice President, Controller and Chief Accounting Officer for Masco Corporation, reporting to me. This offer includes:

Cash Compensation

Your rate of pay is $12,500 bi-weekly. Projected on an annualized basis, it amounts to $325,000 with your first salary review to be in April 2023. In addition, we are offering you a one-time sign-on bonus of $100,000 (gross), to be paid within your first month of employment. If you voluntarily terminate your employment within twenty-four (24) months of your effective date of hire, you agree to reimburse Masco Corporation the full amount of this payment.

You will also be eligible to participate in our discretionary annual bonus program. Your standard bonus opportunity is 40% of your annual base salary. In a typical year, your bonus percent can range from 0% to 80% of your annual base salary depending on Company and individual performance. Bonuses are determined after year-end and are normally paid out in February. Any bonus for 2022 bonus, paid in February 2023, will not be prorated if you begin your employment on or before February 7, 2022.

Equity Compensation

As part of your compensation package, you are eligible to participate in the Company’s performance-based equity program. You may receive an equity grant each February, subject to the approval by the Organization and Compensation Committee of the Masco’s Board of Directors, if we have achieved our enterprise and business goals, and you have achieved your personal goals, during the prior year. Equity grants will be in the form of Restricted Stock Units (RSUs). Your standard RSU award opportunity is 40% of your annual base salary. In a typical year, your stock award can range from 0% to 80% of your annual base salary depending on Company and individual performance. The RSUs will vest in approximately equal installments over three years. Each RSU accrues a “Dividend Equivalent,” which means that the quarterly dividends paid by Masco will accumulate from the date an RSU is granted to the date the RSU vests. The Dividend Equivalent that is attributable to each RSU will be paid in cash promptly after the RSU vests. Your stock award for 2022, granted in February 2023, will not be pro-rated if you begin your employment on or before February 7, 2022.

You will be eligible to participate in our Long-Term Incentive Program (LTIP). Masco believes a long-term incentive program provides a meaningful incentive for our executive to achieve long-term growth and profitability. The LTIP is a three-year performance plan issued in the form of Performance Restricted Stock Units (PRSUs). A grant of PRSUs entitles you to receive shares of our stock to the extent at least the threshold performance goal is met over the three-year period. If the threshold goal is not achieved, there is not a payout. If the maximum goal is exceeded, the payout percentage is capped at 200% of the PRSUs granted. You will be eligible to participate in 2022-2024 LTIP. The 2022-2024 LTIP will be granted in February 2022. Your LTIP grant value target is 40% of your annual base salary.

Additionally, an initial equity award in the amount of 4,500 RSUs will be granted, subject to the approval by the Organization and Compensation Committee of Masco’s Board of Directors. The initial grant will be made within four (4) months following your hire date. The RSUs will vest in approximately equal installments over three years. Each RSU accrues a “Dividend Equivalent,” which means that the quarterly dividends paid by Masco will accumulate from the date an RSU is granted to the date the RSU vests. The Dividend Equivalent that is attributable to each RSU will be paid in cash promptly after the RSU vests.

The above information provides only a summary of certain terms of our equity compensation program. All of the terms and conditions of our program, and of any grant made under the program, are contained in Masco’s

Exhibit 10
2014 Long Term Stock Incentive Plan (the “Plan”) and in terms and conditions (“Terms and Conditions”) provided to recipients at the time of a grant (the Plan and Terms and Condition are referred to as the “Plan Documents”). A copy of the Plan is available at NetBenefits.com. In the case of any conflict between this communication and the Plan Documents, the Plan Documents will control. The Company reserves the right to amend or terminate the equity compensation program at any time. All equity awards are governed by plan documents that are provided at the time the grant is issued and require your acceptance of the terms of these documents.

Benefits

You will also be eligible to participate in all of the health and welfare benefit programs of Masco Corporate as a full-time regular employee. Your health insurance begins on the first of the month following 30 days of employment. You will also be eligible to participate in the 401(k) plan immediately. The match formula is 100% of the first 4% of your compensation deferred to the plan, subject to IRS 401(k) plan contribution limits. Company matching contributions are immediately 100% vested.

You will also participate in the Masco Corporate discretionary profit sharing plan, as part of your Masco 401(k) Plan benefit, beginning January 1, 2023 with your eligibility for the initial contribution based on 2023 results. After the end of each year, our Organization and Compensation Committee approves the Company contribution percentage based on the profitability of Masco Corporation for the preceding year. You will become 100% vested in this benefit after completing three years of service.

Additionally, you will be eligible for the Benefit Restoration Plan designed to restore profit sharing and 401(k) match benefits that you would otherwise lose due to IRS compensation limits that apply to qualified plans.

You will also be eligible for paid time off in accordance with the Company’s Discretionary Time Off (DTO) program in addition to the normal holiday schedule for Masco Corporate. These benefits along with additional health, welfare, and other Company-sponsored benefits, will be explained in detail on your start date.

Relocation Assistance

You are also eligible for relocation assistance contingent upon you relocating to the southeastern Michigan area within the first twelve (12) months from the date of Masco’s headquarters COVID-19 return-to-office (hybrid or full). To assist you with this move, you will be provided relocation assistance and an allowance payment as outlined in your Relocation Assistance Guidelines. In the event you should leave your employment with the Company within twenty-four (24) months of the date of your relocation or the effective date of Masco’s headquarters COVID return-to-office, whichever is sooner, for reasons other than ours, you will reimburse the Company for the monies associated with your relocation assistance.

This letter is intended to answer many of the questions that you may have concerning your employment, but should not be construed as a contract of employment or a binding obligation without unrestricted right of the Company to modify or terminate the provisions provided herein. In any case, at all times during your employment you will be an “at will” employee, which means that your employment may be terminated at any time with or without cause.

Upon your start date, you will be required to sign Confidentiality and Non-Compete Agreements, and Masco’s Legal and Ethical Standards Compliance Program. Additionally, your employment is contingent on the successful completion of a pre-employment background investigation and drug screen.

If the terms of our offer meet with your approval, please print and return a signed copy of this letter to Paul Wagner via email at [email address removed].

Robin, we believe we are offering you an exciting and challenging opportunity for your personal and professional growth and are convinced you can make a significant contribution in this leadership role for Masco! If you have any questions, please call me at [phone number removed].

Exhibit 10

Copy:     Ana Grbic
    Paul Wagner

Offer Accepted:

Signature: ___/s/ Robin Zondervan_______________    Date: January 6, 2022
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